Exhibit 99.1

PRESS RELEASE
For further information:
James J. Giancola
Chief Executive Officer
(708) 865-0385
IR@midwestbank.com
JoAnn S. Lilek Named Chief Financial Officer at Midwest Banc Holdings, Inc.
MELROSE PARK, IL—(Marketwire - February 15, 2008)—James J. Giancola, Chief Executive Officer of Midwest Banc Holdings, Inc. (NASDAQ: MBHI), is pleased to announce today that JoAnn S. Lilek has agreed to serve as Executive Vice President and Chief Financial Officer of Midwest. Her appointment will be effective on March 17, 2008.
Ms. Lilek is currently Chief Financial Officer for DSC Logistics, a Chicago-based national supply chain management firm. Before joining DSC, Ms. Lilek had a 23 year career at ABN AMRO North America, Inc., parent company of LaSalle Bank NA, where her positions included Executive Vice President reporting directly to the Chairman, EVP & Chief Financial Officer Wholesale Banking, and Group Senior Vice President and Corporate Controller. She has had extensive experience in all areas of finance and accounting. At Midwest Banc Holdings, she will be responsible for all internal and external reporting, capital planning, profitability and budgeting, investor relations and merger and acquisition analysis.
Ms. Lilek received her Bachelor of Business Administration degree from Loyola University of Chicago and earned her Master of Business Administration degree from the University of Chicago.
Ms. Lilek serves as Independent Chairperson of the Lou Holland Trust Mutual Fund. She is also involved with several philanthropic activities including serving as President of the Board of Directors for the YWCA of Metropolitan Chicago. She has served as a member of the United Way of Chicago Women’s Leadership Council and with the Girl Scouts of Chicago. Ms. Lilek is married with two children and is a lifelong Chicago resident.
As part of this internal reorganization, Daniel R. Kadolph, our former CFO, will assume the responsibilities of the newly created position of Executive Vice President and Chief Administrative Officer. Mr. Kadolph will be responsible for Audit, Compliance, Human Resources and Risk Management. In addition, he will lead any future merger integrations that we may have. Mr. Kadolph is a 25 year veteran of Midwest and his experience will be key to advancing our efforts in these important areas.
Effective March 1, John B. Pelling, III will assume responsibility for Midwest’s Investor Relations program, reporting to Ms. Lilek, as well as continuing to assist on special credit administration assignments. He has served as Vice President of Special Projects since joining the company in 2006. He will continue to be actively involved with investor presentations, analysis of merger candidates, transaction structuring and due diligence.
Previously, Mr. Pelling served as a Senior Associate in the investment banking group at Friedman, Billings, Ramsey & Co., Inc. in New York concentrating on the banking sector. He has over 8 years of investment banking experience involved in the origination and execution of numerous public and private financings, mergers and acquisitions, leveraged and management buyouts, financial restructurings, valuations and advisory assignments.
Mr. Pelling received his Bachelor’s degree in finance from Indiana University — Kelly School of Business.
Midwest Banc Holdings, Inc., headquartered in Melrose Park, IL, with approximately $3.7 billion in assets, provides a wide range of retail and commercial banking services, personal and corporate trust services, securities services and insurance brokerage services in the greater Chicago area. We have 29 banking offices and operate 32 ATMs. Our principal operating subsidiaries are Midwest Bank and Trust Company and Midwest Financial and Investment Services, Inc.
Information on our products and services and locations is available at www.midwestbanc.com.